CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust, Inc. Withdraws Registration Statement

New York, New York, March 29, 2012 – American Realty Capital Trust, Inc. (the “Company”) (NASDAQ: ARCT) announced today that it has voluntarily withdrawn its Registration Statement on Form S-11 (Registration No. 333-179533) (the “Registration Statement”) that was filed on February 15, 2012 with the United States Securities and Exchange Commission (the “SEC”) to register additional shares of its common stock in a secondary offering under the Securities Act of 1933, as amended. The Registration Statement has not been declared effective by the SEC, and no securities have been sold in connection with the offering pursuant to the Registration Statement.

“Given that we are pleased with the results of our tender offer, we have elected to withdraw the Registration Statement because we do not believe that we need the proceeds from an equity offering at this time,” commented William Kahane, Chief Executive Officer and President of the Company. Mr. Kahane added that “the withdrawal of the Registration Statement is consistent with the public interest and the protection of our investors.”

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.